Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Sunoco Logistics Partners L.P.

Year Ended December 31, 2005
Fixed Charges:
Interest cost and debt expense	$22,466
Interest allocable to rental expense (a)	1,560

Total	$24,026

Earnings:
Income before income tax expense	$61,709
Equity in income of less than 50 percent owned affiliated companies (b)	(13,216)
Dividends received from less than 50 percent owned affiliated companies (b)	13,216
Fixed charges	24,026
Interest capitalized	(480)
Amortization of previously capitalized interest	154

Total	$85,409

Ratio of Earnings to Fixed Charges	3.55

(a)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(b)	Reflects amounts attributable to interests in the following corporate joint ventures accounted for under the equity method: 9.4 percent in Explorer Pipeline Company, 31.5 percent in Wolverine Pipe Line Company, 12.3 percent in West Shore Pipe Line Company, 14.0 percent in Yellowstone Pipe Line Company, and 43.8 percent in West Texas Gulf Pipe Line Company.